EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Agreement made this 29th day of February, 2008, by and among Thrifty Drug Stores, Inc., a Minnesota corporation (“Seller”), and ApothecaryRx, LLC, an Oklahoma limited liability company (“Buyer”).

RECITALS

A.                                   Seller owns and operates a retail pharmacy and drug store business under the name Thrifty White Drug #726 at 417 Potter Street, Red Wing, Minnesota 55066 (such business is sometimes referred to herein as the “Business”).

B.                                     Seller desires to sell and Buyer desires to purchase certain assets of Seller used in the Business in accordance with the terms and conditions contained herein.

AGREEMENTS

1.             ASSETS TO BE PURCHASED.  Buyer shall purchase and Seller shall sell the following assets of Seller used in the operation of the Business (the “Assets”):

(a)           All of the in-date, salable pharmacy inventory, including all rights to pharmaceutical inventory ordered but not yet received on the Valuation Date (as hereinafter defined in paragraph 2(a)) (the “Inventory”).The Inventory expressly  excludes the following:

(i)            Outdated inventory (inventory within 90 days of expiration date or older) on the Valuation Date;

(ii)           Non-wholesaler repacked or misbranded pharmaceutical inventory;

(iii)          Compounding chemicals; and

(iv)          Any and all other inventory not transferable due to State Board of Pharmacy laws or other applicable state or federal laws;

(b)           All of the following additional personal property (the “Intangible Property”):

(i)            All customer lists, customer account receivable files, doctor files, prescription files, customer prescription history, and customer prescription records used by the Business (together, the “Files”);

(ii)           All goodwill, the covenant not to compete and going concern value associated with the Business as set forth in the Goodwill Protection Agreement attached hereto as Exhibit B (the “Goodwill Protection Agreement”); and

(iii)          All phone numbers used by the Business will be transferred to Buyer, including, without limitation, the telephone numbers listed at Exhibit C attached as a part hereof (the “Phone Numbers”), with Buyer assuming and paying all roll over costs;

all as such assets exist on the Closing Date.  Only such assets set forth above shall be sold by Seller to Buyer.  Seller shall be responsible for the proper disposal of any inventory or other assets of Seller not purchased by Buyer hereunder.  Buyer and Seller specifically agree that the cash, cash equivalents, investment assets and accounts receivable of Seller relating to the Business are excluded from the assets being purchased and shall be retained by the Seller.

2.             PURCHASE PRICE.  The purchase price for the Assets to be purchased shall be equal to the sum of:

(a)           For the Inventory described in Section 1(a) hereof, the actual cost thereof paid by Seller.  The actual cost paid by Seller will be determined by physical inventory on the date agreed to by the parties (the “Valuation Date”) by Retail Inventory Services (the fees of Retail Inventory Services to be split equally between Buyer and Seller), on the basis of the cost shown on Seller’s books and records, and after making allowances for damaged and out-dated inventory.  Inventory in open bottles or other manufacturer containers shall be counted in one-tenth increments.  Buyer and Seller have the right to examine the inventory tapes and reports and, if either of them reasonably believes that there have been errors or inaccuracies in such inventory, either party shall have the right to have the inventory reviewed by the inventory service or another national third-party inventory service mutually agreed upon by them and, if there were errors or inaccuracies, to have such errors or inaccuracies corrected; and

(b)           For the Intangible Property, an amount equal to $11 times the number of Annual Prescriptions (as hereinafter defined).  Annual Prescriptions means the lesser of:

(i)            The number of prescriptions sold by the Business and paid for by customers of the Business during the 12-full-month period from January 1, 2007 through December 31, 2007; or

(ii)           The number of prescriptions sold by the Business and paid for by customers of the Business during the period from October 1, 2007 through December 31, 2007, multiplied by four.

To the best of Seller’s ability, it has provided reports to Buyer generated from Seller’s TWRx Pharmacy operating system demonstrating net prescriptions.  The reports are 35B Reports which demonstrate gross prescriptions and 35A Reports which demonstrate net prescriptions, showing deletes.  Seller will provide these reports for the following time periods:  10/01/07 to 12/31/07 and 01/01/07 to 12/31/07.  The purchase price for the Intangible Property will be $11 times the lesser of: the number of prescriptions shown on the quarterly 35A Report times 4; or the total annual prescription count on the 35A Net Report; times $11.  The lesser of these two amounts is the 60,460 prescriptions shown on the annual 35A Report times $11 or $665,060.  The parties agree that the purchase price for the Intangible Property is this $665,060, less $2,100 for rebates ($662,960).

3.             PAYMENT OF PURCHASE PRICE.  On the Closing Date, Buyer shall pay Seller, by wire transfer, an amount equal to the sum of:  (i) 100% of the amount determined under Section 2(a) above as the purchase price for the Inventory; and (ii) 85% of the amount determined under Section 2(b) above for the Intangible Property.  The balance of the amount due hereunder (15% of the amount for the Intangible Property) shall be paid by Buyer to Seller in 60 equal monthly installments, due on the first day of each month commencing April 1, 2008, subject to the provisions of Sections 4 and 5 of the Goodwill Protection Agreement between the parties.

4.             REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller hereby represents and warrants to Buyer as follows:

(a)(a)       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to enter into and perform its obligations under this Agreement.  All documents executed and to be executed by Seller and delivered in accordance with the terms of this Agreement have been duly authorized and will be valid obligations of Seller, enforceable in accordance with their respective terms;

(b)           Seller possesses and has the right to transfer hereunder all of the Assets, free and clear of all liens, encumbrances and charges whatsoever, except for the security interests set forth on Exhibit A attached hereto, which will be released on or before the Closing Date;

(c)           The Files are all of the Seller’s records relating to customers of the Business and the Phone Numbers listed at Exhibit C are all of the telephone numbers used by the Business;

(d)           The number of Annual Prescriptions determined by the Seller and used to calculate a portion of the Purchase Price is true and correct and based on the actual number of net prescriptions filled on the TWRx Pharmacy operating system during the applicable time period;

(e)           This Agreement, the transactions contemplated hereby and the performance hereof by Seller do not and will not result in the violation of any contract, undertaking or agreement to which Seller is a party or by which Seller is bound;

(f)            There is no litigation or proceeding pending or, to the knowledge of Seller, threatened against or relating to Seller or its properties or the Business, nor does Seller know of, or have any reasonable grounds to know of, any basis for any such action or of any governmental investigation relating to Seller or to any of its properties or the Business; and

(g)           Seller has properly prepared and filed or caused to be prepared and filed all federal, state and local tax returns, including payroll tax returns, relating to the Business, that were due on or before the Closing Date, and Seller has paid all federal, state and local taxes which were shown on such returns or which were otherwise due on or before the Closing Date.

The foregoing representations and warranties shall be true at the time of execution of this Agreement and shall survive the execution and delivery of this Agreement and the Closing for a period of 48 months following the Closing Date.  Seller hereby agrees to indemnify and hold harmless Buyer from any losses, costs or expenses (including reasonable attorneys’ fees, whether or not suit is brought) of any nature that Buyer incurs as a result of a breach of any of the foregoing representations and warranties.

5.             REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer hereby represents and warrants to Seller as follows:

(a)           Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, duly qualified to do business in Minnesota, and has full power and authority to enter into and perform its obligations under this Agreement.  All documents executed and to be executed by Buyer and delivered in accordance with the terms of this Agreement have been duly authorized and are and will be the valid obligations of Buyer enforceable in accordance with their respective terms;

(b)           This Agreement, the transactions contemplated hereby and the performance hereof by Buyer do not and will not result in the violation of any contract, undertaking or agreement to which Buyer is a party or by which Buyer is bound;

(c)           There is no litigation or proceeding pending or, to the best knowledge of Buyer, threatened against Buyer which questions the authority of Buyer to enter into or perform its obligations under this Agreement or which, if determined adversely to Buyer, would affect its ability to enter into or perform its obligations under this Agreement; and

(d)           Buyer is authorized by law to enter into this transaction and has all necessary and appropriate federal and state licenses and permits necessary for it to take possession and control of the assets to be purchased under Section 1 hereof.

The foregoing representations and warranties shall be true at the time of execution of this Agreement and on the Closing Date and shall survive the execution and delivery of this Agreement and the Closing for a period of 48 months following the Closing Date.  Buyer hereby agrees to indemnify and hold harmless Seller from any losses, costs or expenses (including reasonable attorneys’ fees, whether or not suit is brought) that Seller incurs as a result of a breach of any of the foregoing representations and warranties.

6.             CONDITIONS TO OBLIGATIONS OF BUYER.  The obligations of Buyer hereunder shall be subject to the performance or observance of the following conditions on or before the Closing Date:

(a)           The representations and warranties of Seller as set forth in Section 4 hereof shall be true and correct in all respects on the Closing Date;

(b)           Seller shall, pending the Closing Date, use its reasonable best efforts to preserve the goodwill of the Business and its customers;

(c)           The security interests described on Exhibit A attached hereto shall have been released with respect to the assets described in Section 1 hereof and the documentation of such release shall be reasonably satisfactory to Buyer;

(d)           Seller shall have executed and delivered to Buyer the Goodwill Protection Agreement attached hereto as Exhibit B and a Bill of Sale conveying the Assets to Buyer with warranty of title and no other warranties in a form acceptable to Buyer and Seller;

(e)           No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement;

(f)            No action will have been commenced or threatened against Seller, Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or challenge the transactions contemplated by this Agreement;

(g)           Seller will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller; and

(h)           There will have been no material adverse change, nor any event which would result in any material adverse change, so far as can reasonably be foreseen by the Buyer, in the Business or the Assets.

If any of the foregoing conditions are not performed or observed on or before the Closing Date, Buyer may, at its option and in its discretion, either waive the performance or observance of any or all of such conditions or terminate this Agreement by notice to Seller, in which event Buyer shall have no further obligations or liabilities under this Agreement.

7.             CONDITION TO OBLIGATIONS OF SELLER.  The obligations of Seller hereunder shall be subject to the representations and warranties of Buyer set forth in Section 5 hereof being true and correct on the Closing Date and the performance or observance of the conditions set forth in paragraphs 6(e) and 6(f) above.  If the foregoing conditions are not performed or observed on or before the Closing Date, Seller may, at its option and in its discretion, either waive the performance or observance of such condition or terminate this Agreement by notice to Buyer, in which event Seller shall have no further obligations or liabilities under this Agreement.

8.             SELLER’S LIABILITIES NOT ASSUMED.  Buyer is acquiring the assets described in Section 1 hereof, but is not assuming any of Seller’s liabilities.  Seller shall be and remain responsible for all liabilities and obligations of Seller or the Business, including without limitation, all federal, state and local taxes, including payroll taxes, vacation pay and other employee costs and obligations of any nature whatsoever and any and all secured and unsecured liabilities of Seller, and Buyer shall have no responsibility therefore.  Seller agrees that the liabilities and obligations of Seller will be paid as they become due, and Seller hereby agrees to, and does indemnify, Buyer and hold Buyer harmless from and against any and all liabilities and obligations of Seller, along with any losses, costs or expenses (including reasonable attorneys’ fees, whether or not suit is brought) suffered or incurred by Buyer in connection therewith.  The provisions of this Section shall survive the Closing.

9.             COVENANTS.  Not fewer than ten (10) days prior to the Closing Date, Seller will furnish to Buyer a form letter on Seller’s letterhead in a form reasonably acceptable to Buyer advising the customers of the Business that the Business is closing and that arrangements have been made for Buyer’s pharmacy to fill the customers’ prescriptions.  Seller hereby authorizes Buyer to send Seller’s letter to the customers of the Business, and physicians and facilities served by the Business.  Beginning on the Closing Date and continuing to the later of the date of termination of Seller’s lease or March 31, 2008, Seller will display signs acceptable to or provided by Buyer in the windows or other areas of the building where the Business was operated advising customers of the matters contemplated by this Agreement.  The foregoing covenant will survive closing.

10.           CLOSING.  The Closing Date of the purchase and sale contemplated hereby shall, subject to the conditions hereof, occur on or before February 29, 2008, or such other date agreed by the parties, at such time and such place in Minnesota, as Seller and Buyer shall mutually agree.  On the Closing Date, Seller shall deliver to Buyer all of the Files in forms reasonably satisfactory to Buyer, including, without limitation, hard copies of all paper prescriptions, telephone prescription orders and other original documentation required by law to be held by a pharmacy.  Buyer acknowledges and agrees that the foregoing and all such information therein is confidential, non-public information and is governed by HIPAA regulations and other regulations with which Buyer will comply.  In the event that the Closing does not occur, Buyer will return all of such information, in all formats, to Seller without keeping a copy or copies for Buyer, and will not use or permit others to use such information obtained pursuant to this Agreement.  If this sale does not close, Buyer agrees that Buyer will remain obligated to honor the confidentiality and HIPAA requirements as they apply to such information.  Seller agrees that following the execution of this Agreement, Seller will deliver the Files to Buyer’s data conversion company in electronic format in order to permit Buyer to load such information in its computers prior to the Closing Date.  In the event that the Closing does not occur for any reason whatsoever, Buyer will return all of such information to Seller, and will not use or permit others to use such information obtained pursuant to this Agreement, and will not keep copies of such information in any form.  For six (6) months after the Closing Date, upon Buyer’s request, Seller will furnish to Buyer a read-only computer system including monitor, cpu and keyboard containing patient prescription files of Seller’s customer records.

11.           DEFAULT.  If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance.  If such default has not been cured within ten (10) days after receipt of such default notice, the non-defaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement or any one or more of the provisions herein contained.

12.           NOTICES.  All notices required hereunder shall be in writing and shall be delivered to the parties as follows:

To Seller:	Thrifty Drug Stores, Inc.
Attention: Robert J. Narveson, President and CEO
6901 East Fish Lake Road, Suite 118
Maple Grove, MN 55369
Fax: (763) 513-4347

With a copy to:	Fredrikson & Byron, P.A.
Attention: Neil A. Weikart, Esq.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Fax: (612) 492-7077

To Buyer:	ApothecaryRx, LLC
Attention: Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, MN 55416
Fax: (763) 647-1137

With a copy to:	Commercial Law Group, P.C.
Attention: Michael Meleen, Esq.
700 Oklahoma Tower
210 Park Avenue
Oklahoma City, OK 73102
Fax: (405) 232-5553

Such addresses may be changed by written notice to the other party.  Such notices shall be effective upon receipt (if delivered personally or by facsimile transmission, with confirmation of transmission); three business days after mailing (if delivered by registered or certified mail); or one business day after mailing (if delivered by overnight courier service).

13.           AGREEMENT.  This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior communications, understandings and agreements.  No representations, promises or agreements, oral or otherwise, not contained herein shall be of any force or effect.

14.           GOVERNING LAW.  This Agreement shall be governed by and construed and enforced under the laws of the State of Minnesota and shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

15.           PRESS RELEASE.  Buyer will prepare and issue all press releases relating to this Agreement and the sale of the Business.  Seller will not issue any press releases and will refer all inquiries concerning any transaction contemplated by this Agreement to Buyer.  Seller must consent to the form of such press releases, which consent will not be unreasonably withheld.

16.           MISCELLANEOUS.  Time is of the essence of this Agreement.  Prior to and at all times following the termination or closing of this Agreement the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.  It is agreed that the parties may not assign such party’s rights nor delegate such party’s duties under this Agreement without the express written consent of the other parties to this Agreement which consent will not be unreasonably denied.  Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party.  Seller represents to Buyer that Seller has dealt with no broker in connection herewith and agrees to hold Buyer harmless from any claim for brokerage commissions asserted by any other party as a result of dealings with Seller.  Buyer represents to Seller that Buyer has dealt with no broker in connection herewith agrees to indemnify and hold Seller harmless from any claim for brokerage commissions asserted by any party as a result of dealings with Buyer.  This Agreement may be executed in counterparts, including by telefacsimile, each of which will be deemed an original document but all of which will constitute a single document.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

THRIFTY DRUG STORES, INC.

By:/S/ROBERT J. NARVESON
Its:	President

APOTHECARYRX, LLC

By:/S/LEWIS P. ZEIDNER
Its:	President